Filed Pursuant to Rule 433 Dated September 23, 2020
Registration No. 333-228614

Market Linked Securities – Auto-Callable with Contingent Downside, Principal at Risk Securities
Linked to the VanEck Vectors® Gold Miners ETF due October 2, 2023
Term Sheet to the Pricing Supplement dated September 23, 2020

Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Term	Approximately 36 months (unless earlier called)
Market Measure	VanEck Vectors® Gold Miners ETF (the "Reference Asset") (Bloomberg Ticker: GDX)
Pricing Date	September 23, 2020*
Trade Date	September 23, 2020*
Issue Date	September 28, 2020*
Principal Amount	$1,000 per Security
Original Offering Price	100.00% of the Principal Amount of each Security
Automatic Call Feature
If the Fund Closing Price of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Price, the Securities will be automatically called for the Principal Amount plus the Call Premium applicable to the relevant Call Date. See “Call Dates and Call Premiums” on page 3

Call Dates	September 28, 2021; September 28, 2022; and September 25, 2023
Call Settlement Dates	Five business days after the applicable Call Date (if the Securities are called on the last Call Date, the Call Settlement Date will be the Maturity Date)
Redemption Amount at Maturity	See “How the Redemption Amount at Maturity is Calculated” on page 3
Maturity Date	October 2, 2023
Starting Price	$37.63
Ending Price	The Fund Closing Price of the Reference Asset on the Final Calculation Day
Threshold Price	$30.104, which is equal to the Starting Price multiplied by 80.00%.
Percentage Change
The percentage increase or decrease in the Ending Price from the Starting Price. The Percentage Change may reflect a positive return (based on any increase in the price of the Reference Asset over the life of the Securities) or a negative return (based on any decrease in the price of the Reference Asset over the life of the Securities)

Final Calculation Day	September 25, 2023
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	2.425% of which dealers, possibly including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of 1.75%, and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN	064159WX0/US064159WX00
Underwriters	Scotia Capital (USA) Inc.; Wells Fargo Securities, LLC
* Delivery of the Securities will be made against payment therefor on the 3rd Business Day following the Trade Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in 2 Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in 3 Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.
Investment Description
•	Linked to the VanEck Vectors® Gold Miners ETF
•
Unlike ordinary debt securities, the Securities do not pay interest or guarantee any repayment of principal at maturity. Instead, the Securities are subject to potential automatic call upon the terms described below. Any return you receive on the Securities and whether they are automatically called will depend on the performance of the Reference Asset.

•
Call Feature. If the Fund Closing Price of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Price, the Securities will be automatically called, and on the related Call Settlement Date you will receive the Principal Amount plus the Call Premium applicable to the relevant Call Date.

Call Date	Call Premium
September 28, 2021	14.50% of the Principal Amount
September 28, 2022	29.00% of the Principal Amount
September 25, 2023 (the “Final Calculation Day”)	43.50% of the Principal Amount

•
Redemption Amount at Maturity. If the Securities are not automatically called on any Call Date (including the Final Calculation Day), the Redemption Amount at Maturity will be based upon the Fund Closing Price of the Reference Asset on the Final Calculation Day and could be equal to or less than the Principal Amount per Security as follows:

o	If the Ending Price is less than the Starting Price but not by more than 20.00% (the Percentage Change is zero or negative but not below -20.00%):
You will be repaid the Principal Amount;
o	If the Ending Price is less than the Starting Price by more than 20.00% (the Percentage Change is negative and below -20.00%):
Principal Amount + (Principal Amount × Percentage Change)
In this case, you will have full downside exposure to the decrease in the price of the Reference Asset from the Starting Price to the Ending Price. If the Securities are not automatically called and the Ending Price is less than the Threshold Price, you will lose more than 20.00%, and possibly up to 100.00%, of your initial investment.
•	Investors may lose up to 100.00% of the Principal Amount.
•	Any positive return on the Securities will be limited to the applicable Call Premium.
•
All payments on the Securities are subject to the credit risk of the Bank, and you will have no right to the shares of the Reference Asset or any securities held by the Reference Asset; if The Bank of Nova Scotia defaults on its obligations, you could lose your entire investment.

•	No periodic interest payments or dividends.
•	No exchange listing; designed to be held to maturity.

The estimated value of the Securities as determined by the Bank as of the Pricing Date is $910.03 (91.003%) per $1,000 Principal Amount. See “The Bank’s Estimated Value of the Securities” in the pricing supplement.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus.

This term sheet should be read in conjunction with the pricing supplement, product prospectus supplement, prospectus supplement, and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile
The profile to the right illustrates the potential payment on the Securities for a range of hypothetical Percentage Changes in the Fund Closing Price of the Reference Asset from the Pricing Date to the applicable Call Date (including the Final Calculation Day), based on the Call Premiums and the Threshold Price, which is equal to 80.00% of the Starting Price.
This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Price; and (iv) whether you hold your Securities to maturity or an earlier automatic call.

Hypothetical Returns
If the Securities are automatically called:
Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return
1st call date	$1,145.00	14.50%
2nd call date	$1,290.00	29.00%
3rd call date	$1,435.00	43.50%
Each Security has a Principal Amount of $1,000.

If the Securities are not automatically called:
Hypothetical Ending Price	Hypothetical Percentage Change	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	$750.00	-25.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

Assumes a hypothetical Starting Price of $100.00. Each Security has a Principal Amount of $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Price of the Reference Asset; and (iv) whether you hold your Securities to maturity or earlier automatic call.

Call Dates and Call Premiums
Call Date	Call Premium	Payment per Security upon an Automatic Call
September 28, 2021	14.50% of the Principal Amount	$1,145.00
September 28, 2022	29.00% of the Principal Amount	$1,290.00
September 25, 2023*	43.50% of the Principal Amount	$1,435.00
The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.
*September 25, 2023 is also the Final Calculation Day.
How the Redemption Amount at Maturity is Calculated
If the Fund Closing Price of the Reference Asset is less than the Starting Price on each of the three Call Dates, the Securities will not be automatically called, and on the Maturity Date you will receive a Redemption Amount at Maturity per Security determined as follows:
•	If the Ending Price is less than the Starting Price and greater than or equal to the Threshold Price, the Redemption Amount at Maturity will equal: $1,000
•	If the Ending Price is less than the Threshold Price, the Redemption Amount at Maturity will equal: Principal Amount + (Principal Amount × Percentage Change)

In this case, you will have full downside exposure to the decrease in the price of the Reference Asset from the Starting Price to the Ending Price. If the Securities are not automatically called and the Ending Price is less than the Threshold Price, you will lose more than 20.00%, and possibly up to 100.00%, of your initial investment.

Any positive return on the Securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Reference Asset significantly exceeds the Starting Price on the applicable Call Date. You will not participate in any appreciation of the Reference Asset beyond the applicable Call Premium. If the Securities are not automatically called on any Call Date and the Ending Price is less than the Threshold Price, you will lose more than 20.00%, and possibly all, of the Principal Amount of your Securities at maturity.
VanEck Vectors® Gold Miners ETF Daily Closing Prices*

* The graph above illustrates the performance of the Reference Asset from January 1, 2015 through September 23, 2020. The dotted line represents a Threshold Price of $30.104, which is equal to 80.00% of $37.63, which was the Closing Price of the Reference Asset on September 23, 2020. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet, the pricing supplement, the prospectus, the prospectus supplement, or product prospectus supplement.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus. Please review those risk disclosures carefully.
●	The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices.

●
Risk of Loss at Maturity: Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset. If the Securities are not automatically called, the Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 20.00%. If the Percentage Change is less than -20.00%, meaning the Ending Price is less than the Threshold Price, you will be fully exposed to the negative performance of the Reference Asset and, accordingly, you will lose more than 20.00%, and possibly all, of your initial investment. If the Securities are not automatically called, and if the percentage decline from the Starting Price to the Ending Price is greater than 20.00%, you will lose more than 20.00%, and possibly all, of your investment in the Securities.

●	The Contingent Downside Feature Applies Only at Maturity.

●	The Potential Return On The Securities Is Limited To The Call Premium.

●	You Will Be Subject To Reinvestment Risk.

●	The Bank's Estimated Value of the Securities Is Lower Than the Original Offering Price of the Securities.

●	The Bank's Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others' Estimates.

●	The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt.

●	The Securities Differ from Conventional Debt Instruments.

●	No Interest: The Securities do not bear interest and, accordingly, you will not receive any interest payments on the Securities.

●	Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia.

●	The COVID-19 Virus May Have an Adverse Impact on the Bank.

●	The Securities are Subject to Market Risk.

●	The Reference Asset Does Not Measure the Performance of Gold Bullion.

●	The Securities are Subject to Risks Associated with Investments in The Gold and Silver Mining Industry.

●	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

●	Exchange Rate Movements May Impact The Value Of The Securities.

●	The Price of the Reference Asset May be Affected by the Performance of a Small Number of Companies.

●
The Bank Cannot Control Actions by the Investment Advisor of the Reference Asset that May Adjust the Reference Asset in a Way that Could Adversely Affect the Payments on the Securities and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests.

●	There Are Risks Associated with a Reference Asset that is an Exchange-Traded Fund.

●	The Reference Asset Utilizes a Passive Indexing Approach.

●	The Value of the Reference Asset May Fluctuate Relative to its NAV.

●	The Reference Asset and The Target Index are Different and the Performance of the Reference Asset May Not Correlate with the Performance of the Target Index

●	If the Prices of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner.

●	Holding the Securities is Not the Same as Holding the Reference Asset or the Reference Asset Constituent Stocks.

●	No Assurance that the Investment View Implicit in the Securities Will Be Successful.

●	Past Performance is Not Indicative of Future Performance.

●	We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price.

●	Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of, and any Amount Payable on, the Securities.

●	The Bank Cannot Control Actions by the Investment Advisor and the Investment Advisor Has No Obligation to Consider Your Interests.

●	The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.

●	The Securities Lack Liquidity.

●
Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities.

●	Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities.

●
The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Investment Advisor and/or Reference Asset Constituent Stock Issuers.

●	Other Investors in the Securities May Not Have the Same Interests as You.

●	The Calculation Agent Can Postpone any Call Date (including the Final Calculation Day) for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs.

●	Anti-dilution Adjustments Relating to the Shares of the Reference Asset Do Not Address Every Event That Could Affect Such Shares.

●
There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Investment Advisor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Investment Advisor.

●
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You.

●
Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the pricing supplement.

Not suitable for all investors
Investment suitability must be determined individually for each investor. The Securities described herein are not a suitable investment for all investors. Unless market conditions and other relevant factors change significantly in your favor, a sale of the Securities prior to maturity is likely to result in sale proceeds that are substantially less than the Principal Amount per Security. The Underwriters and their respective affiliates are not obligated to purchase the Securities from you at any time prior to maturity.
The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. You should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Not a research report
This material is not a product of the Bank’s research department.
Consult your tax advisor
Investors should review carefully the pricing supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
GDX® and VanEck Vectors® are trademarks of Van Eck Associates Corp. (“VanEck”). The Securities are not sponsored, endorsed, sold or promoted by VanEck or the VanEck Vectors® ETF Trust (the “Trust”). Neither the Trust nor VanEck makes any representations or warranties to the holders of the Securities or any member of the public regarding the advisability of investing in the Securities. Neither the Trust nor VanEck will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the Securities or in connection with our use of information about the VanEck Vectors® Gold Miners ETF.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.